Exhibit 4.2

AMENDED AND RESTATED 2013 ROWAN COMPANIES PLC INCENTIVE PLAN (as amended effective April 11, 2019)

Article I    Introduction

1.1   Purpose

This Amended and Restated 2013 Rowan Companies plc Incentive Plan, as amended from time to time (the “Plan”), is intended to promote the interests of Ensco Rowan plc, a public limited company incorporated under the laws of England and Wales (the “Company”) and its shareholders by promoting performance and encouraging Employees of the Company or its Affiliates to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the “Board”) also contemplates that, through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation, and accordingly, is not intended to be a plan that is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly. The Plan constitutes an amendment and restatement of the 2013 Rowan Companies plc Incentive Plan, as amended (the “Original Plan”), which initially became effective on April 26, 2013.

Awards may also be granted under an Annex to the Plan. Non-Employee Directors and Consultants are not eligible to be granted Awards under the main rules of the Plan and shall only be eligible to receive Awards granted under an Annex to the Plan. All Awards made under the Plan may be settled in Shares only. Any Award that may be settled in cash or in a combination of cash or Shares shall be granted only under an Annex to the Plan.

1.2   Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Act” means the United Kingdom Companies Act of 2006, as amended from time to time, and the rules and regulations thereunder.

“Affiliate” means (i) any entity in which the Company, directly or indirectly, owns fifty percent (50%) or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Code Section 424(e)), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Code Section 424(f)) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Code Sections 414(b) or (c)) with the Company. For the purposes of the definition of Employee, “Affiliate” shall mean any company which is a subsidiary or holding company of the Company, or which is a subsidiary of a holding company of the Company, within the meaning given to those terms in Section 1159 of the Act.

“Awards” means, collectively, Options, Bonus Shares, Share Appreciation Rights, Restricted Share Units, Restricted Shares, Performance Awards and Dividend Equivalents, in each case, that may be awarded or granted under the  Plan.

“Board” has the meaning set forth in Section 1.1 of the Plan.

“Bonus Shares” means Shares described in Article IV of the Plan.

“Change in Control” shall be deemed to have occurred upon any of the following events:

(a)   any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, (iii) any Affiliate, (iv) a company owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company or (v) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting shares of the Company then outstanding;

(b)   individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall  be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in (i) the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company or (ii) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non- corporate entity, resulting from such merger, organization, business combination or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or the action of the Board, as applicable, providing for such merger, organization, business combination or consolidation;

(d)   the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than (i) a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets or (ii) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such sale or disposition were members of the Incumbent Board at the time of the execution of the initial agreement or the action of the Board, as applicable, providing for such sale or disposition; or

(e)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in subsection (a), (b), (c), (d) or (e) with respect to such Award (or portion thereof) must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” means the compensation committee of the Board, or any other committee of the Board designated by the Board or the compensation committee, in accordance with Section 1.4 hereof, for specific purposes as provided in the applicable Board or compensation committee resolutions approving such designation.

“Company” means Ensco Rowan plc, a public limited company incorporated under the laws of England and Wales.

“Covered Employee” means any Employee who is, or could be, a “covered employee” within the meaning of Code Section 162(m).

“Director” means an individual who is a member of the Board.

“Dividend Equivalent” means a right to receive the equivalent value (in Shares) of dividends paid on Shares awarded under Article IX of the Plan.

“EBITDA” has the meaning set forth in Section 8.2(b) of the  Plan.

“Effective Date” means the date the Plan was approved by the Company’s shareholders in fiscal year 2017.

“Eligible Individual” means any person who is an Employee, as determined by the Committee.

“Employee” means any individual who is on the payroll records of the Company or an Affiliate and actively providing services to the Company or an Affiliate as an employee.

“Equity Restructuring” means a nonreciprocal transaction between the Company and its shareholders, such as (A) a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per-Share value of the Shares underlying outstanding Awards, (B) a subdivision, consolidation or reclassification of Shares, (C) a distribution (whether by way of bonus, capitalization or similar issue or otherwise) by the Company to existing holders of the Shares of (i) additional Shares or (ii) other share capital or securities or (iii) securities, rights or warrants granting the right to a distribution of Shares or to purchase, subscribe or receive Shares or any other shares or securities or assets (other than the payment of a cash dividend); (D) the consolidation, amalgamation or merger of the Company with or into another entity (other than a consolidation, amalgamation or merger following which the Company is the surviving entity and which does not result in any reclassification of, or change in the Shares); or (E) any event in respect of the Shares analogous to any of the foregoing events or otherwise having a diluting or concentrating effect on the market value of the Shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as  amended.

“Fair Market Value” or “FMV Per Share” and “fair market value” means, in the case of the Company’s Shares on a particular day, the average of the high and low trading prices of the Shares for that day, as reported by the New York Stock Exchange on that day. If, on any given day, the fair market value as defined in the preceding sentence is not ascertainable or appropriate for any reason, the Committee may adopt another appropriate method of determining fair market value.

“Full Value Award” means any Award denominated in or determined by reference to Shares, other than an Option or a Share Appreciation Right.

“Greater Than 10% Shareholder” means an individual then owning (within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Code Section 424(f)) or parent corporation (as defined in Code Section 424(e))  thereof.

“Incentive Option” means any Option that satisfies the requirements of Code Section 422 and is granted pursuant   to Article III of the Plan.

“Incumbent Board” has the meaning set forth in paragraph (b) of the definition of “Change in Control” under this Section 1.2.

“Non-Qualified Option” means an Option not intended to satisfy the requirements of Code Section 422 that is granted pursuant to Article II of the Plan.

“Option” means an option to acquire Shares granted pursuant to the provisions of the Plan that is either an Incentive Option or a Non-Qualified Option.

“Option Expiration Date” means, with respect to an Option, the date determined by the Committee, which shall not be more than ten (10) years after the date of grant of such Option; provided, however, that with respect to any Incentive Option granted to a Greater Than 10% Shareholder, the Option Expiration Date shall not be more than five (5) years after the date of grant of such Incentive Option.

“Optionee” means a Participant who has received an Option.

“Participant” means any Eligible Individual granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to Article VIII of the Plan, that, if earned, shall be payable in Shares.

“Person” has the meaning set forth in paragraph (a) of the definition of “Change in Control” under this Section 1.2.

“Plan” has the meaning set forth in Section 1.1 of the Plan and, except as otherwise explicitly provided herein, references to the Plan shall include the Original Plan.

“Prior Plan” means the 2009 Rowan Companies, Inc. Incentive Plan, as amended.

“Restricted Period” means, with respect to an Award, the period established by the Committee during which such Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Shares” means one or more Shares, prior to the lapse of restrictions thereon, granted under Article VI of the Plan. “Restricted Share Unit” means an Award, granted pursuant to Article VII of the Plan, of the right to receive Shares.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Service” means a Participant’s service as an Employee.

“Share” means a Class A ordinary share of the Company, nominal value $0.40 per share.

“Share Appreciation Rights” means an Award granted pursuant to Article V of the Plan.

“Share Limit” has the meaning set forth in Section 1.3 of the Plan.

“Spread” has the meaning set forth in Section 5.1 of the Plan.

1.3   Shares Subject to the Plan

(a)   Share Limitations. Subject to adjustment as provided herein, a total of 7,648,614 Shares(1) (the “Share Limit”) shall be authorized for grant under the Plan from and after the Effective Date, which amount represents an increase of 1,495,018 Shares above the number of Shares previously authorized for grant under the Original Plan; provided, that the Share Limit shall be (A) reduced by (i) one (1) Share for each Share subject to an Award of Options or Share Appreciation Rights granted under the Original Plan after December 31, 2016 and prior to the Effective Date, and (ii) 1.54 Shares for each Share subject to a Full Value Award granted under the Original Plan after December 31, 2016 and prior to the Effective Date, and (B) increased (in accordance with the share counting provisions of Section 1.3(d) of the Original Plan) by the number of Shares that again become available for grant under the Original Plan after December 31, 2016 and prior to the Effective Date. Any Shares that are subject to Awards of Options or Share Appreciation Rights granted under the Plan on or after the Effective Date shall be counted against the Share Limit as one (1) Share for every one (1) Share granted. Any Shares subject to a Full Value Award granted under the Plan on or after the Effective Date shall be counted against the Share Limit as 1.31 Shares for every one (1) Share granted. After the effective date of the Original Plan, no awards may be granted under the Prior Plan; however, any awards under any Prior Plan that are outstanding as of the effective date of the Original Plan shall continue to be subject to the terms and conditions of such Prior Plan. Any Shares issued pursuant to the Plan shall be fully paid and nonassessable. Notwithstanding anything to the contrary contained herein, the following limitations shall apply to Awards granted under the Plan:

(i)       the payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan; and

(ii)    no Participant may be granted Awards in respect of any one (1)-year period covering or relating to more than 1,031,250 Shares.

(b)   Share Counting. If any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part) pursuant to an Annex to the Plan, then the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash  settlement, again be available for Awards under the Plan in accordance with Section 1.3(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 1.3(a) and shall not be available for future grants of Awards: (i) Shares withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than any Full Value Award; (iii) Shares subject to a Share Appreciation Right that are not issued in connection with the settlement of the Share Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Restricted Shares repurchased by the Company and/or an employee benefit trust under Article VI of this Plan at the same price paid by the Participant so that such Shares are returned to the Company and/or an employee benefit trust shall again be available for Awards. Notwithstanding the provisions of this Section 1.3(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Option to fail to qualify as an “incentive stock option” under Code Section 422.

(c)    Substitute Awards. Any Awards granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares (excluding any Award made in connection with the cancellation and repricing of an Option of Share Appreciation Right), in any case, shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock (or ordinary shares or equivalent securities) of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan;  provided, that Awards using such available Shares shall not be made after the last date on which awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

(d)   Types of Awards. Any Shares that again become available for grant pursuant to this Section 1.3 after the Effective Date shall be added back as: (i) one (1) Share if such Shares were subject to an Option or a Share Appreciation Right granted under the Plan or an option or share appreciation rights granted under the Prior Plan, (ii) 1.31 Shares if such Shares were subject to Full Value Awards granted under the Plan or full value awards granted under the Prior Plan.

(e)    Adjustments. Except as otherwise set forth in Sections 10.10 and 10.11 below, in the event that at any time after the Effective Date the outstanding Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, share split, share dividend, combination of shares or any similar event or transaction, in order to ensure that after such event the Shares (or other securities) subject to the Plan and each Participant’s proportionate interest in any outstanding Award remain substantially as before the occurrence of such event, the Committee may, in such manner as it may deem equitable, adjust (a) the aggregate number and kind of Shares with respect to which Awards may be granted under the Plan and/or the manner in which Shares subject to Full Value Awards may be counted, (b) the number and kind of Shares subject to outstanding Awards, (c) the terms and conditions of any outstanding Awards, and/or (d) the grant or exercise price with respect to an Award. Such adjustment in an outstanding Option shall be made (i) without change in the total price applicable to the Option or any unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and (ii) with any necessary corresponding adjustment in exercise price per Share. Any adjustment affecting an Award intended as “performance-based compensation” under Code Section 162(m) shall be made consistent with the requirements of Code Section 162(m). The Committee’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.

1.4   Administration of the Plan

(a)   Duties and Powers of the Committee. The Plan shall be administered by the Committee, which shall have the powers vested in it by the terms of the Plan, such powers to include the authority (within any limitations described in the Plan) to:

(i)                            select Eligible Individuals to be granted Awards under the  Plan;

(ii)                         determine the type or types of Awards to be granted to Eligible Individuals under the Plan, the number of Awards to be granted and number of Shares subject to each such Award;

(iii)                      establish such restrictions, terms and conditions as it determines in its sole discretion with respect to each Award, including without limitation any applicable exercise, grant or purchase price and any vesting or forfeiture conditions;

(iv)                     establish objectives and conditions (if any) for earning Awards;

(v)                        determine the terms and conditions of Award agreements (which shall not be inconsistent with this Plan) and who must sign each Award agreement;

(vi)                     determine whether the conditions (if any) for earning an Award have been met and whether a Performance Award will be paid (in whole or in part) at the end of an applicable performance period;

(vii)                  except as otherwise provided in this Plan, modify the terms of Awards made under this Plan;

(viii)               determine if, when and under what conditions settlement or payment of all or any part of an Award may be deferred;

(1)     Share numbers reflect adjustment for the exchange ratio that applied in connection with the Company’s April 11, 2019 acquisition of Rowan Companies plc, a public limited company organized under the laws of England and Wales, and the subsequent share consolidation, pursuant to which all of the Company’s Class A ordinary shares, nominal value $0.10 per share, were consolidated on the basis of one consolidated Share for every four existing Class A ordinary shares.

(ix)                     determine whether the amount or payment of an Award should be reduced or eliminated;

(x)                        accelerate, in whole or in part, the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of such Award, subject to the terms and conditions of the Plan;

(xi)                     determine the guidelines and/or procedures for the settlement, payment, vesting and/or exercise of Awards;

(xii)                  determine whether a Performance Award should qualify, regardless of its amount, as deductible in its entirety for U.S. federal income tax purposes, including whether a Performance Award should qualify as performance-based compensation;

(xiii)               recoup from Participants all or a portion of the amounts granted or paid under the Plan if the Company’s reported financial or operating results are materially and negatively restated within five (5) years of the grant or payment of such amounts;

(xiv)              recoup from Participants who engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or Employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the amounts granted or paid under the Plan within five (5) years of such conduct;

(xv)                 make, amend and rescind such rules as it deems necessary or advisable for the proper administration of the Plan, including adopting sub-plans to the Plan or special terms for Awards granted to Participants in countries outside the United Kingdom and the United States;

(xvi)              interpret the Plan and all Awards under the Plan;

(xvii)           make all other determinations necessary or advisable for the administration of the Plan;

(xviii)        correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent that the Committee deems desirable to effectuate the Plan; and

(xix)              enter into arrangements with the trustee of any employee benefit trust established by the Company or any of its Affiliates to facilitate the administration of Awards under the Plan.

Any action taken or determination made by the Committee pursuant to this or any other provision of the Plan shall be final, binding and conclusive on all affected persons, including, without limitation, the Company, any Affiliate, any grantee, holder or beneficiary of an Award, any shareholder and any Eligible Individual.

(b)   Committee. To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be “performance- based compensation” within the meaning of Code Section 162(m), including Options and Share Appreciation Rights, then the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more non-employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by applicable law, each of the individuals constituting the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of the New York Stock Exchange or any other securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 1.4 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the terms “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by this Section 1.4.

(c)    Delegation of Authority. The Committee may delegate any of its authority to any one or more members of the Board or to any other committee of the Board, to the extent permitted by applicable law, provided such delegation is made in writing and specifically sets forth such delegated authority. Notwithstanding the foregoing, in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act, (ii) Covered Employees or (iii) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 1.4 shall serve in such capacity at the pleasure of the Board and the Committee.

(d)   Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the fullest extent permitted by law and subject to the following  provisions.

Nothing in this Section 1.4 shall exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company. In addition, notwithstanding any provision in this Plan to the contrary, the Company does not make any indemnity in respect  of:

(i)       any claim brought against a director of the Company or of any associated company (for purposes of Sections 1.4(d)(i) and (ii) only, a “Director”) brought by the Company or an associated company for negligence, default, breach of duty or breach of trust;

(ii)    any liability of a Director to pay:

(1)   a fine imposed in criminal proceedings;

(2)   a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(3)   any liability incurred by a Director:

(A) in defending any criminal proceedings in which he is convicted;

(B) in defending any civil proceedings brought by the Company or an associated company in which judgment is given against him; or

(C) in connection with any application under Section 661(3) or (4) of the Act or Section 1157 of the Act in which the court refuses to grant the Director relief.

For the purpose of this  Section 1.4, “company” means a company formed and registered under the Act, references to a conviction, judgment or refusal of relief are to the final decision in the relevant proceedings which shall be determined in accordance with Section 234(5) of the Act and references to an “associated company” are to an associated company of the Company within the meaning of the Act.

1.5   Granting of Awards to Participants

(a)   Participation. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Eligible Individuals as may be selected by it, subject to the terms and conditions set forth in the Plan. In selecting the individuals to receive Awards, including the type and size of the Award, the Committee may consider the contribution the recipient has made and/or may make to the growth or performance of the Company or its Affiliates and any other factors that it may deem relevant.

(b)   Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or any Annex to the Plan, the Plan, each Annex to the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, each Annex to the Plan and Awards granted or awarded under the Plan (or any Annex to the Plan) shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

1.6   Term of Plan

If not sooner terminated under the provisions of Section 1.7, the Plan shall terminate upon, and no further Awards shall be made after, the tenth (10th) anniversary of the date the Plan was approved by the Board in 2017; provided, that the terms and conditions of the Plan shall continue to govern any outstanding Awards until all Awards granted under the Plan have been exercised, forfeited or have expired or terminated.

1.7   Amendment and Discontinuance of the Plan

The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, that subject to Section 10.10 and except as provided in Section 12.11, no amendment, suspension or termination of the Plan may, without the written consent of the holder of an Award, terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect. Notwithstanding the foregoing, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Board, no action of the Board may, except as provided in Section 10.10, (a) increase the Shares authorized for issuance under the Plan, (b) reduce the per Share price of any outstanding Option or Share Appreciation Right, (c) cancel any outstanding Option or Share Appreciation Right in exchange for cash or another Award when the per Share price of such Option or Share Appreciation Right exceeds the FMV Per Share; or (d) make any amendment to the Plan effective prior to approval of the Company’s shareholders to the extent such approval is required by applicable legal requirements or the requirements of any securities market or exchange on which the Shares are then listed.

Article II   Non-Qualified Options

2.1   Eligibility

The Committee may grant Non-Qualified Options to purchase Shares to any Employee. Each Non-Qualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom such Non-Qualified Option is granted in such form as the Committee shall provide.

2.2   Exercise Price

The exercise price to be paid for each Share deliverable upon exercise of each Non-Qualified Option granted under this Article II shall not be less than 100% of the FMV Per Share on the date of grant of such Non-Qualified Option.

2.3   Terms and Conditions of Non-Qualified Options

Non-Qualified Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions (including, but not limited to conditions of vesting or exercise of the Options), not inconsistent with the Plan, as the Committee shall deem desirable:

(a)   Option Period and Conditions and Limitations on Exercise. No Non-Qualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Non-Qualified Option shall be exercisable at such time or times as the Committee, in its discretion, may determine at the time such Non-Qualified Option is granted.

(b)   Manner of Exercise. In order to exercise a Non-Qualified Option, the person or persons entitled to exercise such Non-Qualified Option shall deliver to the Company or its designee payment in full for (i) the Shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Non-Qualified Option shall be (x) in cash or by check payable and acceptable to the Company or its designee, or (y) with the consent of the Committee, which may be granted or withheld in the Committee’s sole discretion, and upon compliance with such instructions as the Committee may specify, the Company or its designee may deliver the Shares for which the Non-Qualified Option is being exercised to a broker for sale on behalf of the person, provided that the person has irrevocably instructed such broker to remit directly to the Company or its designee on the person’s behalf from the proceeds of such sale the full amount of the exercise price, plus all required withholding taxes.

(c)    Alternative Payment for Shares. With the consent of the Committee, which may be granted or withheld in the Committee’s sole discretion, and upon compliance with such instructions as the Committee may specify, payment of the exercise price or withholding may be made, in whole or in part, with Shares with respect to which the Option is being exercised. If payment is to be made in such manner, then the Participant shall deliver to the Company or its designee a notice of exercise as to the number of Shares to be issued to the Participant as well as the number of Shares to be retained by the Company in payment. In such case, the notice of exercise shall include (A) a statement directing the Company to retain the number of Shares from the exercise of the Options the Fair Market Value (as of the date of delivery of such notice) of which is equal to the portion of the exercise price and/or tax withholding with respect to which the Participant intends to make payment, and (B) such additional payment in cash as shall be necessary, when added to the consideration paid with Shares subject to the Option, to pay the exercise price and tax withholding in full for all such Shares. If the Company or an Affiliate is required to withhold on account of any applicable tax imposed as a result of the exercise of an Option by retention of optioned Shares under this Section, the Shares retained shall include an additional number of Shares whose Fair Market Value equals the amount thus required to be withheld at the applicable minimum statutory rate or other applicable withholding rate.

(d)   Transfer of Non-Qualified Options. Except as provided below, no Non-Qualified Option granted hereunder shall be transferable other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order, and during the lifetime of the Participant to whom any such Non-Qualified Option is granted, it shall be exercisable only by the Participant (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Non-Qualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee and shall, at the sole discretion of the Committee, result in forfeiture of the Non-Qualified Option with respect to the Shares involved in such attempt. Any Non-Qualified Option that is transferred in accordance with the provisions of this Section 2.3(d) may only be exercised by the person or persons who acquire a proprietary interest in the Non-Qualified Options pursuant to the transfer.

2.4   Option Repricing

Except as otherwise provided in Section 1.3 and Section 10.12, the Committee, subject to shareholder approval, may grant to holders of outstanding Non- Qualified Options, in exchange for the surrender and cancellation of such Non-Qualified Options, cash or other Awards, new Non-Qualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Non-Qualified Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

Article III  Incentive Options

The terms specified in this Article III shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all of the provisions of Article II shall be applicable to Incentive Options. Options which are specifically designated as Non-Qualified Options shall not be subject to the terms of this Article III. Subject to adjustment as provided herein, no more than a total of 7,648,614 Shares shall be authorized for grant as Incentive Options.

3.1   Eligibility; General Provisions

Incentive Options may only be granted to Employees who are treated as “employees” of the Company or one of its subsidiary corporations (as defined in Code Section 424(f)) under Code Section 422. To the extent that the aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Code Section 422 but without regard to Code Section 422(d)) are exercisable for the first time by an Optionee during any calendar year under the Plan and all other plans of the Company and any parent or subsidiary corporation thereof (within the meaning of Code Sections 424(e) and 424(f), respectively) exceeds $100,000, the Options shall be treated as Non-Qualified Options to the extent required by Code Section 422. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of Shares shall be determined as of the time the respective options were granted.

3.2   Exercise Price

The exercise price per Share shall not be less than 100% of the FMV Per Share on the date of grant of the Incentive Option (or on the date the Incentive Option is modified, extended or renewed for purposes of Code Section 424(h)). In addition, in the case of Incentive Options granted to a Greater Than 10% Shareholder, the exercise price per Share shall not be less than 110% of the FMV Per Share on the date of grant of the Incentive Option (or on the date the Incentive Option is modified, extended or renewed for purposes of Code Section  424(h)).

3.3   Limited Transfer of Incentive Options

No Incentive Option granted hereunder (a) shall be transferable other than by will or by the laws of descent and distribution and (b) except as permitted under Code Section 422, shall be exercisable during the Optionee’s lifetime by any person other than the Optionee (or his guardian).

3.4   Option Period and Conditions and Limitations on Exercise

No Incentive Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Incentive Option shall be exercisable at such time or times as the Committee, in its discretion, may determine at the time such Incentive Option is granted.

3.5   Option Repricing

Except as otherwise provided in Section 1.3 and Section 10.12, the Committee, subject to shareholder approval, may grant to holders of outstanding Incentive Options, in exchange for the surrender and cancellation of such Incentive Options, cash or other Awards, new Incentive Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Incentive Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem  appropriate.

3.6   Notification Upon Disposition

The Optionee shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Option which occurs within (a) two (2) years from the date of grant of the Option (or the date the Incentive Option is modified, extended or renewed for purposes of Code Section 424(h)), or (b) one year after the transfer of such Share to such Optionee.

Article IV  Bonus Shares

The Committee may, from time to time and subject to the provisions of the Plan, grant Bonus Shares to Employees. Such grants of Bonus Shares shall be in consideration of performance of services by the Participant without additional consideration, except as may be required by the Committee or pursuant to Section 10.1. Bonus Shares shall be Shares that are not subject to a Restricted Period under  Article VI.

Article V  Share Appreciation Rights

The Committee is authorized to grant Share Appreciation Rights to Employees on the following terms and conditions:

5.1   Right to Payment

A Share Appreciation Right shall confer on the Participant to whom it is granted, upon exercise thereof, a right to receive Shares, the value of which is equal to the excess of (i) the FMV Per Share on the date of exercise over (ii) the FMV Per Share on the date of grant (such excess, the “Spread”) multiplied by the number of Shares covered by the Share Appreciation Right. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Share Appreciation Right may not exceed a specified amount. The number of Shares which shall be issuable upon exercise of a Share Appreciation Right shall be determined by dividing (1) the number of Shares as to which the Share Appreciation Right is exercised multiplied by the Spread, by (2) the FMV Per Share on  the date of exercise of the Share Appreciation Right.

5.2   Terms

The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Share Appreciation Right may be exercised  in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether or not a Share Appreciation Right shall be in tandem or in combination with any other Award and any other terms and conditions of any Share Appreciation Right. Notwithstanding the foregoing, the term of any Share Appreciation Right shall not be more than ten (10) years from the date on which such Share Appreciation Right is granted.

5.3   Repricing

Except as otherwise provided in Section 1.3 and Section 10.12, the Committee, subject to shareholder approval, may grant to holders of outstanding Share Appreciation Rights, in exchange for the surrender and cancellation of such Share Appreciation Rights, cash or other Awards, new Share Appreciation Rights having exercise prices lower (or higher with any required consent) than the exercise price provided in the Share Appreciation Rights so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

Article VI  Restricted Shares

6.1   Eligibility

All Employees shall be eligible for grants of Restricted Shares.

6.2   Purchase Price

The Committee may establish the purchase price (if any) for Restricted Shares, provided, however, that if a purchase price is charged, such purchase price shall be no less than the nominal value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law.

6.3  Restrictions; Restricted Shares Held in Escrow or Trust

Restricted Shares shall be subject to such restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Code Section 83) and restrictions on transfer by the Participant as the Committee, in its sole discretion, shall determine. Prior to the lapse of such restrictions, the Participant shall not be permitted to transfer such Shares. The Restricted Shares awarded under the Plan shall, during the Restricted Period, be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, until such time as the restrictions on transfer have lapsed.

6.4  Forfeiture of Restricted Shares

Except as otherwise determined by the Committee at the time of grant of the Award or thereafter, if no price was paid by the Participant for the Restricted Shares, then upon a Participant’s termination of Service with the Company or an Affiliate during the applicable Restricted Period or if, for any reason, the restrictions imposed by the Committee upon Restricted Shares are not satisfied at the end of the Restricted Period, then, in either case, any Restricted Shares remaining subject to such restrictions shall thereupon be forfeited by the Participant without consideration therefor and shall be surrendered to the Company and cancelled or transferred to an employee benefit trust, as applicable, and the Participant may be required to complete certain documents in order to effectuate the transfer.

6.5  Delivery of Shares

Pursuant to Section 10.6 of the Plan and subject to the withholding requirements of Article XI of the Plan, at the expiration of the Restricted Period, the Restricted Shares (to the nearest full share) with respect to which the Restricted Period has expired shall be transferred to the Participant’s account with the Company’s designated broker for the Plan for the absolute benefit of the Participant or his personal representative (including delivery by DWAC to the Participant’s broker), free of all restrictions under the Plan.

6.6  Rights as a Shareholder

Unless otherwise provided by the Committee, a Participant who has received a grant of Restricted Shares shall have all the rights of a shareholder (including, without limitation, voting rights and the right to receive all dividends and other distributions paid or made the respect to the Shares) with respect to such Shares, subject to any restrictions provided in the applicable Award agreement. Notwithstanding the foregoing, dividends which are declared prior to vesting shall only be paid to the Holder to the extent that the vesting conditions are subsequently satisfied and the Restricted Share vests.

6.7  Repurchase of Restricted Shares

To the extent permissible under applicable law, if a price was paid by the Participant for the Restricted Shares, upon a termination of Service with the Company or an Affiliate during the applicable Restricted Period, the Company and/or an employee benefit trust, as applicable, shall have the right to repurchase from the Participant the unvested Restricted Shares then subject to restrictions at a cash price per Share equal to the price paid by the Participant for such Restricted Shares or such other amount as may be specified in the applicable Award agreement (or, if lower, the FMV Per Share). Notwithstanding the foregoing, the Committee, in its sole discretion, may provide that upon certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified termination of Service with the Company or an Affiliate or any other event, the Participant’s rights in unvested Restricted Shares shall not lapse,  such Restricted Shares shall vest and, if applicable, the Company shall not have a right of repurchase.

6.8   Code Section 83(b)

If a Participant makes an election under Code Section 83(b) to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Code Section 83(a), the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

Article VII Restricted Share Units

The Committee is authorized to grant Restricted Share Units to Employees, which are rights to receive a specified number of Shares at the end of a specified Restricted Period, subject to such terms and conditions as the Committee shall determine.

7.1   Award and Restrictions

Satisfaction of a Restricted Share Unit shall occur upon expiration of the Restricted Period specified for such Restricted Share Units by the Committee. In addition, Restricted Share Units shall be subject to such restrictions (which may include a risk of forfeiture), if any, as the Committee may impose in its sole discretion, which restrictions may lapse at the expiration of the Restricted Period or at earlier specified times (including times based on achievement of performance goals and/or future service requirements), separately or in combination, as the Committee may determine in its sole discretion to be appropriate or advisable for any Award.

7.2   Purchase Price

The Committee may specify the purchase price (if any) to be paid to the Company with respect to any Shares issued upon settlement of a Restricted Share Unit, provided, however, that if a purchase price is charged, such purchase price shall be no less than the nominal value, if any, of a Share, unless otherwise permitted by applicable law.

7.3   Settlement

At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant holding such Award (if permitted by the applicable Award agreement); provided, however, that, except as otherwise determined by the Committee and set forth in any applicable Award agreement, and subject to compliance with Code Section 409A, in no event shall the settlement date relating to each Restricted Share Unit occur following the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; or (b) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the settlement date, the Company shall transfer to the Participant one (1) unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.

7.4   Forfeiture

Except as otherwise determined by the Committee or as may be set forth in any Award or other agreement pertaining to a Restricted Share Unit, upon termination of Service with the Company or an Affiliate during the applicable Restricted Period or portion thereof to which forfeiture conditions apply, all Restricted Share Units that are at that time subject to forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases which it determines appropriate or advisable waive in whole or in part the forfeiture of Restricted Share Units.

7.5   Performance Goals

To the extent the Committee determines that any Award granted pursuant to this Article VII shall constitute performance-based compensation for purposes of Code Section 162(m), the grant or settlement of the Award shall, in the Committee’s discretion, be subject to the achievement of performance goals determined  and applied in a manner consistent with Section  8.2.

Article VIII Performance Awards

8.1   Performance Awards

The Committee may grant Performance Awards to Employees based on performance criteria measured over a period specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions, except as limited under Section 8.2 in the case of a Performance Award which is intended to meet the requirements of Code Section 162(m).

8.2  Performance Goals

The grant and/or settlement of a Performance Award shall be contingent upon terms set forth in this Section 8.2.

(a)   General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to an Employee which is intended to meet the requirements of the performance-based exception of Code Section 162(m), performance goals shall be designed to be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b)   Business Criteria. With respect to any Performance Award granted to an Employee which is intended to meet the requirements of the performance-based exception of Code Section 162(m), one or more of the following business criteria (as they may be adjusted) for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, businesses, asset class, or geographical units of the Company, or individual Employees (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (i) earnings per Share; (ii) price per Share; (iii) revenues; (iv) cash flow; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) return on capital employed; (x) economic value added; (xi) gross margin; (xii) net income; (xiii) pretax earnings; (xiv) pretax earnings before interest, depreciation and amortization (“EBITDA”); (xv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xvi) operating income; (xvii) total shareholder return; (xviii) debt reduction; (xix) budget compliance; (xx) safety and environmental performance; (xxi) fleet size and growth; (xxii) fleet valuation; (xxiii) shipyard or repair time; (xxiv) shipyard  or  repair cost; (xxv) rig contracting; (xxvi) rig margin; (xxvii) rig revenues; (xxviii) utilization of, and day rates achieved for, drilling rigs; (xxix) downtime for drilling rigs under contract; (xxx) procurement efficiency; (xxxi) project execution; (xxxii) capital expenditures, including adherence to budget and schedule; (xxxiii) market share; (xxxiv) return on investment capital; (xxxv) cost control and/ or efficiency; (xxxvi) market penetration; (xxxvii) geographic business expansion; (xxxviii) acquisition cost efficiency; (xxxix) negotiation and completion of transactions, including mergers, acquisitions, divestitures, dispositions, joint ventures and similar transactions; (xl) customer satisfaction; (xli) employee satisfaction; (xlii) employee attrition or retention rate; and (xliii) human resource management. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index or internal benchmark deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof or a group of comparable companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, subsidiary, division, business segment, asset class or geographical unit or not within the reasonable control of management,(g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Shares, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

(c)    Timing for Establishing Performance Goals and Selecting Participants. To the extent necessary to comply with the requirements of Code Section 162(m)(4)(C) of the Code, with respect to any Performance Award granted to an Employee which is intended to qualify as “performance-based compensation” under Code Section 162(m), the Committee shall, in writing, (i) establish performance goals in the case of any Award granted to a Participant, (ii) one or more Employees, (iii) select the business criteria applicable to the performance period, (iv) establish the amounts of such Awards which may be earned for such performance period based on the business criteria, and (v) specify the relationship between the business criteria and the performance goals and  the amounts of such Awards, as applicable, to be earned by each Covered Employee for such performance period, in each case, prior to the earlier to occur of (A) 90 days after the beginning of any performance period or designated fiscal period or period of Service applicable to such Performance Award, or (B) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is uncertain, or during such other time period that may be prescribed by, and otherwise complies with, Code Section 162(m).

(d)   Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. Unless otherwise  provided in the applicable performance goals or Award agreement, a Participant shall be eligible to receive payments pursuant to Performance Awards for a performance period only if and to the extent that the performance goals for such period are achieved. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award that is intended to comply with Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service of the Participant prior to the end of a performance period or settlement of Performance Awards, subject to Code Section 162(m) if applicable; provided, however, that to the extent permitted by Code Section 162(m)(4)(C), with respect to any Performance Award intended to constitute “performance-based compensation” within the meaning of Code Section 162(m), the Participant must be employed by the Company or an Affiliate throughout the applicable performance period. The number of Shares which shall be issuable upon the earning of a Performance Award shall be determined by dividing (1) the amount of Performance Award that is earned and payable, by (2) the FMV Per Share on the date the Performance Award is earned and payable.

(e)    Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award and the achievement of performance goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards.

(f)     Status of Performance Awards under Code Section 162(m). It is the intent of the Company that certain of the Performance Awards granted prior to November 3, 2017 shall constitute “performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of this Section 8.2 shall be interpreted in a manner consistent with Code Section 162(m).

Article IX  Other Awards

9.1 Dividend Equivalents

Dividend Equivalents may be granted by the Committee based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Awards vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to Shares by such formula and at such time and subject to such restrictions and limitations as may  be determined by the Committee. In addition, Dividend Equivalents that are based on dividends declared prior to the vesting of any Award shall only be paid to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.

Article X  Certain Provisions Applicable to All Awards

10.1   Vesting and Other General Provisions

Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of a termination of Service by the Participant and terms permitting a Participant to make elections relating to his or her Award which are not inconsistent with the Plan. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Committee may amend an Award at any time; provided, however, that, subject to Section 10.10, no amendment of an Award may, without the consent of the holder of the Award, materially and adversely affect such person’s rights with respect to such Award. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that, subject to Section 10.10, the Committee shall not have discretion to accelerate or waive any term or condition of an Award if such discretion would cause the Award to have adverse tax consequences to the Participant under Code Section 409A. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Act, no consideration other than services may be required for the grant of any Award.

10.2   Stand-Alone, Additional, Tandem and Substitute Awards

Subject to the Plan limitations on repricing, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 10.2 shall be effective only to the extent that such action will not cause (a) the holder of the Award to lose the protection of Section 16(b) of the Exchange Act and rules and regulations promulgated thereunder, (b) any Award that is designed to qualify payments thereunder as performance-based compensation as defined in Code Section 162(m) to fail to qualify as such performance-based compensation or (c) any Award to violate the Act.

10.3   Payment for Awards by Participants

Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.4  Term of Awards

Subject to Sections 2.3(a) and 3.4 and 5.2, the term or Restricted Period of each Award shall be for such period as may be determined by the Committee.

10.5   Form and Timing of Payment of Awards by the Company; Deferrals

Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or an Affiliate upon the exercise or settlement of an Award may be made in a single payment or transfer, in installments or on a deferred basis. The payment or settlement of any Award may, subject to any limitations set forth in the Award agreement, be accelerated in connection with such payment or settlement, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that the Committee shall not accelerate the payment or settlement of an Award if such acceleration would result in adverse tax consequences to the Participant under Code Section 409A. Installment or deferred payments may be required by the Committee (subject to Section 1.7 of the Plan); provided, however, that (a) no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Code Section 409A and (b) any such deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company (if any). Payments in respect of any Awards may include the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of amounts in respect of installment or deferred payments denominated in Shares. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended.

10.6   Vested and Unvested Awards

After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award granted to a Participant pursuant to the Plan, the following shall be delivered to such Participant according to procedures established by the Company: (a) with respect to an Award of Restricted Shares, the number of Shares that are no longer subject to such restrictions, terms and conditions; (b) with respect to an Award of Restricted Share Units, the number of Shares equal to the number of Shares earned; and (c) with respect to an Award of Share Appreciation Rights or Performance Awards, the number of Shares equal in value to the number of Share Appreciation Rights or amount of Performance Awards vested. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested in his or her Award(s), any remaining unvested Options, Restricted Shares, Restricted Share Units, Share Appreciation Rights, Dividend Equivalents or Performance Awards held by such Participant, as the case may be, shall be cancelled without consideration and, in the event any Shares have previously been issued by the Participant pursuant to the Award, such Shares shall be surrendered to the Company (and cancelled) or transferred to an employee benefit trust established in connection with the Plan, as applicable, or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

10.7   Conditions to Issuance of Shares

(a)   Securities Requirements. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or transfer any Shares or to make any book entries evidencing Shares with respect to any Award unless and until all then-applicable requirements imposed by applicable securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any securities market or exchange upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the grantee to take any reasonable action to meet such requirements and/ or make such reasonable covenants, agreements and representations as the Committee, in its sole discretion, deems advisable in order to comply with applicable law. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares pursuant to an Award to comply with any law or regulation described in the second preceding sentence.

(b)   Restrictions. All Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with applicable law. The Committee may place legends or other indicators of applicable restrictions on any Shares or book entries evidencing the Shares issued under the Plan or subject to any Award. In addition, the Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(c)    No Fractional Shares. No fractional Shares shall be issued and any such fractional Shares shall be eliminated by rounding down.

10.8  Transferability

(a)   Transfer of Awards. No Award and no right under the Plan, contingent or otherwise, other than Bonus Shares or Restricted Shares as to which restrictions have lapsed, will be (i) assignable, saleable or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a domestic relations order or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this  Section 10.8(a) shall be void and ineffective for all purposes.

(b)   Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive deliveries of Shares or otherwise exercise rights under the Plan. The legal representative of the Participant’s estate, or the person or  persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.

10.9   Rights as a Shareholder

Except as otherwise provided herein, a Participant who has received a grant of an Award shall have no rights as a shareholder with respect to any Shares (including, without limitation, voting rights and the right to receive all dividends and other distributions paid or made the respect to the Shares) until such person becomes the holder of record. Except as otherwise provided herein, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are issued.

10.10   Change in Control

(a)   Change in Control. Unless otherwise provided in the Award agreement, notwithstanding any other provision of the Plan, in the event of a Change in Control of the Company:

(i)       the Committee may accelerate vesting and the time at which all Options and Share Appreciation Rights then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and Share Appreciation Rights and all rights of Participants thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options and Share Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii)    the Committee may waive all restrictions and conditions of all Restricted Shares, Restricted Share Units and Dividend Equivalents then outstanding with the result that those types of Awards shall be deemed satisfied, and the Restriction Period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the Change in Control; and

(iii) the Committee may determine to amend Performance Awards, or substitute new Performance Awards in consideration of cancellation of outstanding Performance Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full (at target or maximum levels, as applicable) and promptly paid to the Participants as of the date of the Change in Control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.

Notwithstanding the above provisions of this Section 10.10(a), the Committee shall not be required to take any action described in the preceding provisions of this Section 10.10(a), and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 10.10(a) shall be final, binding and conclusive with respect to the Company, all Participants and all other interested persons.

(b)   Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45)-day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 10.10(b), the “cash value” of an Award shall equal the sum of (i) all cash to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option and (ii) in the case of any Award that is an Option, the excess of the FMV Per Share over the Option price, if any, multiplied by the number of Shares subject to such Award, as if such settlement or exercise occurred immediately prior to the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 10.10(b) shall be paid in cash or by certified check and shall be reduced by any taxes required to be withheld. No acceleration of payment under this Section 10.10(b) shall be made in the event it would result in adverse tax consequences to the Participant under Code Section 409A.

10.11  Equity Restructuring

In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 1.3 and 10.10:

(a)   The number and type of Shares subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(b)   The Committee shall make such equitable adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 1.3 on the maximum number and kind of Shares which may be issued under the Plan and adjustments of the manner in which Shares subject to Full Value Awards will be counted). The adjustments provided under this Section 10.11 shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

10.12   Prohibition on Repricing

Subject to Section 10.10, the Committee shall not, without the approval of the shareholders of the Company, (i) authorize the amendment of any outstanding Option or Share Appreciation Right to reduce its price per Share, or (ii) cancel any Option or Share Appreciation Right in exchange for cash or another Award when the Option or Share Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Subject to Section 10.10, the Committee shall have the authority, without the approval of the shareholders of the Company, to amend any outstanding Award to increase the price per Share or to cancel and replace an Award with the grant of an Award having a price per Share that is greater than or equal to the price per Share of the original Award. Furthermore, for purposes of this Section 10.12, except in connection with a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Share Appreciation Rights in exchange for cash, other Awards of Options or Share Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Share Appreciation Rights without the approval of the shareholders of the Company.

Article XI  Withholding for Taxes

Any issuance of Shares pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements, satisfactory to the Company, have been made for the payment of any tax amounts (including any United Kingdom and/or United States federal, state, local and other tax, foreign tax, as well as any social insurance contributions, national insurance contributions, payment on account, fringe benefit tax and any other tax-related items related to participation in the Plan and legally applicable to Participant, including any amount deemed by the Company or the Participant’s employer, in its discretion, to be an appropriate charge to Participant even if legally applicable to the Company or the Participant’s employer) that may be required to be withheld or paid by the Company or an Affiliate with respect thereto.

Such arrangements may, at the discretion of the Committee, include allowing the person to request the Company to withhold Shares being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate or other applicable withholding rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company. The Committee may designate alternative methods for withholding of tax amounts with respect to the Award in the notice or agreement evidencing the Award.

Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company or an Affiliate the person is an officer or individual subject to Rule 16b-3, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of Shares (at the minimum statutory rate or other applicable withholding rate) from such Award payment or exercise.

Article XII Miscellaneous

12.1   No Rights to Awards or Uniformity Among Awards

No Participant or other person shall have any claim to be granted any Award; there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards; and the terms and conditions of Awards need not be the same with respect to each recipient.

12.2   Conflicts with Plan

In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.

12.3   No Right to Continued Service

The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue providing services to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from Service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.

12.4   Governing Law

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable United States federal law and the laws of the State of Texas, without regard to any conflict of laws principles, except to the extent that the Act or the laws of England and Wales mandatorily apply.

12.5   Gender, Tense and Headings

Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

12.6   Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

12.7   Other Laws

The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law.

12.8   Shareholder Agreements

The Committee may condition the grant, exercise or payment of any Award upon such person entering into a shareholders’ agreement in such form as approved from time to time by the Board or Committee.

12.9   Funding

Except as provided under Article VI of the Plan, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees under general law.

12.10   No Guarantee of Tax Consequences

None of the Board, the Company or the Committee makes any commitment or guarantee that any particular tax treatment will apply or be available to any person participating or eligible to participate hereunder.

12.11  Code Section 409A

To the extent applicable, this Plan and all Award agreements shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any other provision of the Plan to the contrary, in the event that following the Effective Date, the Committee determines that any Award may be subject to Code Section 409A and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance, thereby avoiding the application of any penalty taxes under Code Section 409A; provided, however, that nothing in this Section 12.11 does not, and shall not be construed so as to, create any obligation on the part of the Committee to adopt any such amendments or to take any other such actions or create any liability on the part of the Company, the Committee or any other Person for any failure to do so. To the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, the Plan and the Award agreement evidencing such Award shall incorporate the terms and conditions required by Code Section 409A.

12.12   Shareholder Approval

The Plan was submitted for approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards were permitted to be granted or awarded prior to such shareholder approval; provided that such Awards could not be exercisable, could not vest and the restrictions thereon could not lapse, and no Shares could be issued pursuant thereto prior to the time when the Plan was approved by the shareholders; and provided further, that if such approval had not been obtained at the end of such twelve (12)-month period, (i) all Awards previously granted or awarded under the Plan would have thereupon been canceled and become null and void, and (ii) the Original Plan would have continued in full force and effect in accordance with its terms. Upon approval of the Plan by the Company’s shareholders, any awards outstanding under the Original Plan as of the date of such approval remained outstanding and, if applicable, exercisable pursuant to the terms of such individual grants.

Annex 1

(To the Amended and Restated 2013 Rowan Companies plc Incentive Plan (as amended effective April 11, 2019))

This Annex 1 to the Amended and Restated 2013 Rowan Companies plc Incentive Plan (the “Plan”) governs Awards granted to Non-Employee Directors and/or Consultants of the Company under the Plan. Awards granted pursuant to this Annex 1 are subject to all of the terms and conditions set forth in the Plan, except as modified by the following provisions, which shall replace and/or supplement certain provisions of the Plan as indicated with respect to Awards granted to Non-Employee Directors and/or Consultants.

Article I    Introduction

1.               The following paragraph shall replace Section 1.1 of the Plan:

1.1    Purpose

This Annex 1 to the Plan is intended to promote the interests of the Company and its shareholders by promoting performance and encouraging Non-Employee Directors and/or Consultants to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board also contemplates that, through the Plan, the Company will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation, and accordingly, is not intended to be a plan that is subject to the United States Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly. The Plan constitutes an amendment and restatement of the 2013 Rowan Companies plc Incentive Plan, as amended (the “Original Plan”), which initially became effective on April 26, 2013.

2.               The following definitions shall supplement and/or replace, as applicable, the applicable definitions set forth in Section 1.2 of the Plan:

“Awards” means, collectively, Options, Bonus Shares, Share Appreciation Rights, Restricted Share Units, Restricted Shares, Performance Awards, Dividend Equivalents or Cash Awards, in each case, that may be awarded or granted under the Plan pursuant to this Annex 1.

“Consultant” means any person, including any advisor, engaged by the Company or an Affiliate to render services to such entity if: (i) the consultant or advisor renders bona fide services to the Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person, or such other advisor or consultant as is approved by the Committee.

“Cash Award” means an Award granted pursuant to Section 9.2 of the Plan that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash.

“Eligible Individual” means any person who is a Consultant or Non-Employee Director, as determined by the Committee.

“Full Value Award” means any Award denominated in or determined by reference to Shares, other than an Option or a Share Appreciation Right. For the avoidance of doubt, any Cash Award or other Awards settled or payable in cash shall not constitute a “Full Value Award.”

“Non-Employee Director” means a Director who is not an Employee.

“Participant” means any Eligible Individual granted an Award under the Plan pursuant to this Annex 1.

“Performance Award” means an Award granted pursuant to Article VIII of the Plan, that, if earned, shall be payable in Shares, cash or any combination thereof as determined by the Committee.

“Restricted Share Unit” means an Award, granted pursuant to Article VII of the Plan, of the right to receive (a) Shares, (b) the Fair Market Value of Shares paid in cash or (c) a combination of Shares and cash, as determined by the Committee.

“Service” means a Participant’s service as a Consultant and/or Non-Employee Director, as applicable.

3.               The following paragraph shall supplement Section 1.3(a) of the Plan:

“Notwithstanding anything to the contrary contained in the Plan, the following limitations shall apply to Awards granted to Non-Employee Directors and Consultants:

(i)              no Participant may be granted Cash Awards in respect of any one (1)-year period having a value determined on the date of grant in excess of $15,000,000; and

(ii)           no Non-Employee Director may be granted Awards in respect of any one (1)-year period having a value determined on the date of grant in excess of $600,000.”

Article II          Non-Qualified  Options

1.        The following paragraph shall replace Section 2.1 of the Plan:

2.1    Eligibility

The Committee may grant Non-Qualified Options to purchase Shares to any Non-Employee Director and/or Consultant. Each Non-Qualified Option granted hereunder shall be evidenced by a written agreement between the Company and the individual to whom such Non-Qualified Option is granted in such form as the Committee shall provide.

Article IV  Bonus Shares

1.        The following paragraph shall replace Article IV of the Plan:

“The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Bonus Shares to Non-Employee Directors and/or Consultants.

Such grants of Bonus Shares shall be in consideration of performance of services by the Participant without additional consideration, except as may be required by the Committee or pursuant to Section 10.1. Bonus Shares shall be Shares that are not subject to a Restricted Period under Article VI.”

Article V          Share Appreciation Rights

1.               The following paragraph shall replace the first sentence of Article V of the Plan:

“The Committee is authorized to grant Share Appreciation Rights to Non-Employee Directors and/or Consultants on the following terms and conditions:”

2.               The following sentence shall supplement Section 5.1 of the Plan:

“Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Share Appreciation Right may be paid in cash instead of in Shares.”

Article VI  Restricted Shares

1.        The following paragraph shall replace Section 6.1 of the Plan:

6.1    Eligibility

All Non-Employee Directors and Consultants shall be eligible for grants of Restricted Shares.

Article VII Restricted Share Units

1.               The following paragraph shall replace the first paragraph of Article VII of the Plan:

“The Committee is authorized to grant Restricted Share Units to Non-Employee Directors and/or Consultants, which are rights to receive a specified number of Shares or the Fair Market Value of such Shares in cash at the end of a specified Restricted Period, subject to such terms and conditions as the Committee shall determine.”

2.               The following paragraph shall replace Section 7.3 of the Plan:

7.3    Settlement

At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant holding such Award (if permitted by the applicable Award agreement); provided, however, that, except as otherwise determined by the Committee and set forth in any applicable Award agreement, and subject to compliance with Code Section 409A, in no event shall the settlement date relating to each Restricted Share Unit occur following the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; or (b) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the settlement date, the Company shall transfer to the Participant one (1) unrestricted, fully transferable Share or the Fair Market Value of one Share in cash, as applicable, for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.

Article VIII Performance Awards

1.        The following paragraph shall replace the first sentence of Section 8.1 of the Plan:

“The Committee is authorized to grant Performance Awards to Non-Employee Directors and/or Consultants based on performance criteria measured over a period specified by the Committee.”

Article IX  Other Awards

1.               The following paragraph shall replace Section 9.1 of the Plan:

9.1        Dividend Equivalents

Dividend Equivalents may be granted by the Committee based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Awards vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee. In addition, Dividend Equivalents that are based on dividends declared prior to the vesting of such Award shall only be paid to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.

2.               The following paragraph be added to the Plan as Section 9.2 of the Plan:

9.2        Cash Awards

The Committee is hereby authorized to grant to Non-Employee Directors and/or Consultants, Cash Awards, which shall consist of a right which (a) is not an Award described in any other Article of the Plan and (b) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Cash Awards, which shall be contained in a written agreement or other document covering such Awards.

Annex 2

(To the Amended and Restated 2013 Rowan Companies plc Incentive Plan (as amended effective April 11, 2019))

This Annex 2 to the Amended and Restated 2013 Rowan Companies plc Incentive Plan (the “Plan”) governs Cash Awards (as defined below) granted hereunder and Awards granted under the Plan that are payable in cash, Shares or any combination thereof, as determined by the Committee. Any Awards granted pursuant to this Annex 2 are subject to all of the terms and conditions set forth in the Plan (and, with respect to Awards granted to Consultants and/or Non-Employee Directors, in Annex 1) except as modified by the following provisions, which shall replace and/or supplement certain provisions of the Plan as indicated.

Article I    Introduction

1.               The following definitions shall supplement and/or replace, as applicable, the applicable definitions set forth in Section 1.2 of the Plan:

“Awards” means, collectively, Options, Bonus Shares, Share Appreciation Rights, Restricted Share Units, Restricted Shares, Performance Awards, Dividend Equivalents or Cash Awards, in each case, that may be awarded or granted under the Plan.

“Cash Award” means an Award granted pursuant to Section 9.2 of the Plan that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash.

“Performance Award” means an Award granted pursuant to Article VIII of the Plan, that, if earned, shall be payable in Shares, cash or any combination thereof as determined by the Committee.

“Restricted Share Unit” means an Award, granted pursuant to Article VII of the Plan, of the right to receive (a) Shares, (b) the Fair Market Value of Shares paid in cash or (c) a combination of Shares and cash, as determined by the Committee.

2.               The following paragraph shall supplement Section 1.3 of the Plan:

“No Participant may be granted Cash Awards in respect of any one (1)-year period having a value determined on the date of grant in excess of $15,000,000.”

Article V   Share Appreciation Rights

1.    The following sentence shall supplement Section 5.1 of the Plan:

“Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Share Appreciation Right may be paid in cash instead of in Shares.”

Article VII Restricted Share Units

1.   The following paragraph shall replace the first paragraph of Article VII of the Plan:

“The Committee is authorized to grant Restricted Share Units to Employees, which are rights to receive a specified number of Shares or the Fair Market Value of such Shares in cash at the end of a specified Restricted Period, subject to such terms and conditions as the Committee shall determine.”

Article VIII Performance Awards

1.    The following sentence shall supplement Section 8.2(d) of the Plan:

“Settlement of Performance Awards may be in cash or Shares as the Committee shall determine.”

Article IX  Other Awards

1.               The following paragraph shall replace Section 9.1 of the Plan:

9.1        Dividend Equivalents

Dividend Equivalents may be granted by the Committee based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Awards vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends declared prior to the vesting of such Award shall only be paid to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.”

2.               The following paragraph shall be added to the Plan as Section 9.2 of the Plan:

9.2        Cash Awards

The Committee is hereby authorized to grant to Employees Cash Awards, which shall consist of a right which (a) is not an Award described in any other Article of the Plan and (b) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Cash Awards, which shall be contained in a written agreement or other document covering such Awards.

Article X          Certain Provisions Applicable to All Awards

1.               The following provision shall supplement Section 10.5 of the Plan and, to the extent inconsistent with Section 10.5 of the Plan, supersede Section 10.5 of the Plan:

“The settlement of any Award may, subject to any limitations set forth in the Award agreement, be accelerated and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that the Committee shall not accelerate settlement if such discretion would result in adverse tax consequences to the Participant under Code Section 409A. In the discretion of the Committee, Awards granted pursuant to Article VIII of the Plan may be payable in cash or Shares to the extent permitted by the terms of the applicable Award agreement and the Plan.”

2.               The following provision shall supplement Section 10.6 of the Plan:

“After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award granted to a Participant pursuant to Annex 2 of the Plan, the following shall be delivered to such Participant: cash and/or the number of Shares equal in value to the number of Restricted Share Units, Share Appreciation Rights or Performance Awards, as applicable.”

3.               The following sentence shall supplement Section 10.8(b) of the Plan:

“Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes disabled), or in the event of his death, his legal representative or beneficiary, may receive cash payments under the Plan.”

4.               The following provision shall be added as Section 10.10(a)(iv) of the Plan:

“(iv) The Committee may determine to amend Cash Awards, or substitute new Cash Awards in consideration of cancellation of outstanding Cash Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change in Control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.”